EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth the unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) of BurgerFi International, Inc. (“BurgerFi” or the “Company”) after giving effect to the acquisition of Hot Air, Inc. and subsidiaries (“Hot Air”). On November 3, 2021, BurgerFi closed on its Stock Purchase Agreement to acquire 100% of the equity interests in Hot Air (the “Transaction”). Hot Air through its subsidiaries, owns and operates casual dining pizza restaurants under the trade name Anthony’s Coal Fired Pizza (“AFCP”). As of June 30, 2021, Hot Air had 61 company owned restaurants in Florida, Delaware, Pennsylvania, New Jersey, New York, Massachusetts, Maryland and Rhode Island.

Under the Stock Purchase Agreement, BurgerFi acquired Hot Air in exchange for the issuance of common stock and redeemable preferred stock having an estimated value of $80.9 million. The number of newly issued shares of common stock was based on the 30-day volume-weighted average price per share on the day before closing, subject to a daily cap of $14.25 per share and floor of $10.25 per share. The number of newly issued shares of redeemable preferred stock were based on a price per share of $25.00.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and combined statement of operations for the year ended December 31, 2020 (the “Pro Forma Statements of Operations”) give effect to the Transaction as if it was consummated on January 1, 2020, and the unaudited pro forma condensed combined balance sheet as of June 30, 2021 (the “Pro Forma Balance Sheet”) gives effect to the Transaction as if it was consummated on June 30, 2021. The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to reflect the pro forma impact of the Transaction. These Pro Forma Financial Statements do not include the effects of any transactions that took place subsequent to June 30, 2021 or any potential debt or equity offerings.

The Pro Forma Statement of Operations for the year ended December 31, 2020 also gives effect to the business combination between OPES Acquisition Corp. (“OPES”) and BurgerFi (the “OPES Merger”) on December 16, 2020, as if it was consummated on January 1, 2020.

The Pro Forma Financial Statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing or other restructuring that may result from the Transaction. The Pro Forma Financial Statements are preliminary and are not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been completed on the date assumed, nor are they necessarily indicative of the future operating results or financial position of the combined company. There were no transactions or balances between BurgerFi and Hot Air during the periods presented in the Pro Forma Financial Statements that required elimination as if BurgerFi and Hot Air were consolidated during the periods presented. The assumptions and estimates underlying the unaudited adjustments to the Pro Forma Financial Statements are described in the accompanying notes, which should be read together with the Pro Forma Financial Statements.

The Pro Forma Financial Statements have been derived from and should be read in conjunction with the consolidated financial statements and the related notes of BurgerFi included in its respective Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BurgerFi International, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

	Historical		Pro Forma			Pro Forma
(in thousands, except for per share data)	BurgerFi	Hot Air, Inc.	Adjustments	Notes		Combined
ASSETS
CURRENT ASSETS
Cash	$34,757	$6,379	(8,800)	4(e), 4(g	)	$32,336
Accounts receivable, net	536	679				1,215
Inventory	263	994				1,257
Prepaid Expenses	—	1,548				1,548
Asset held for sale	732	—				732
Other current assets	1,627	—				1,627

TOTAL CURRENT ASSETS	37,915	9,600	(8,800)			38,715
PROPERTY & EQUIPMENT, net	11,141	16,288				27,429
DUE FROM RELATED COMPANIES	94	—				94
GOODWILL	123,367	48,399	37,426	4(a	)	209,192
INTANGIBLE ASSETS	113,242	66,665	1,450	4(b	)	181,357
OTHER ASSETS	259	468				727

TOTAL ASSETS	$286,018	$141,420	$30,076			$457,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable—trade and other	2,650	4,652				7,302
Accrued expense	2,102	5,038	2,700	4(g	)	9,840
Other current liabilities	5,625	—				5,625
Current portion of long-term debt	73	1,627				1,700

TOTAL CURRENT LIABILITIES	10,450	11,317	2,700			24,467
NON-CURRENT LIABILITIES
Warrant liability	8,843	—				8,843
Deferred revenue, net of current portion	2,864	—				2,864
Long term debt—net of current portion	621	64,828	(8,300)	4(e	)	57,149
Related party note payable	—	10,000	(709)	4(e	)	9,291
Deferred tax liability	—	8,143				8,143
Deferred rent	267	2,449				2,716
Revolving line of credit	—	2,500				2,500
Other long term liabilities	—	4,089	(3,263)	4(f	)	826
Redeemable preferred stock	—	—	53,000	4(c	)	53,000

TOTAL LIABILITIES	23,045	103,326	43,428			169,799

STOCKHOLDERS’ EQUITY
Common stock	2	—	—			2
Additional paid-in capital	264,415	126,337	(98,395)	4(c	)	292,357
Accumulated deficit	(1,444)	(88,243)	85,043	4(c), 4(g	)	(4,644)

TOTAL STOCKHOLDERS’ EQUITY	262,973	38,094	(13,352)			287,715

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$286,018	$141,420	$30,076			$457,514

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

BurgerFi International, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six-month period ended June 30, 2021

	Historical		Pro Forma			Pro Forma
(in thousands, except for per share data)	BurgerFi	Hot Air, Inc.	Adjustments	Notes		Combined
REVENUE
Restaurant sales	$17,379	$59,962				$77,341
Royalty and other fees	4,079	—				4,079
Royalty - brand development and co-op	1,056	—				1,056
Initial franchise fees	198	—				198

TOTAL REVENUE	22,712	59,962	—			82,674
Restaurant level operating expenses:
Food, beverage and paper costs	5,115	15,954				21,069
Labor and related expenses	4,484	18,145				22,629
Other operating expenses	3,969	11,912				15,881
Occupancy and related expenses	1,561	5,651				7,212
General and administrative expenses	6,539	3,905				10,444
Pre-opening costs	628	107				735
Share-based compensation expense	3,117	903				4,020
Depreciation and amortization expense	4,279	6,034	36	4	(b)	10,349
Brand development and co-op advertising expense	1,373	2,040				3,413

TOTAL OPERATING EXPENSES	31,065	64,651	36			95,752

OPERATING LOSS	(8,353)	(4,689)	(36)			(13,078)
Other income (expense)	2,242	(451)	330	4	(f)	2,121
Gain on change in value of warrant liability	7,673	—				7,673
Change in fair value of redeemable preferred stock	—	—	(2,474)	4	(c)	(2,474)
Interest expense	(41)	(1,741)	(26)	4	(e)	(1,808)

Income (loss) before income taxes	1,521	(6,881)	(2,206)			(7,566)
Income tax expense	740	1,683	67	4	(h)	2,490

Net Income (loss)	$781	$(8,564)	$(2,273)			$(10,056)

Weighted average common shares outstanding
Basic	17,852,493	—	3,362,424	4	(d)	21,214,917
Diluted	20,145,284	—	—			21,214,917
Net income (loss) per common share
Basic	$0.04	—	—			$(0.47)
Diluted	$(0.34)	—	—			$(0.47)

BurgerFi International, Inc., and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2020

				Hot Air			OPES
	Combined*		Historical	Pro Forma			Pro Forma			Pro Forma
(in thousands, except for per share data)	BurgerFi		Hot Air, Inc.	Adjustments	Notes		Adjustments	Notes		Combined
REVENUE
Restaurant sales	$25,316		$107,160							$132,476
Royalty and other fees	6,371		—							6,371
Terminated franchise fees	693		—							693
Royalty - brand development and co-op	1,515		—							1,515
Initial franchise fees	387		—							387

TOTAL REVENUE	34,282		107,160	—			—			141,442
Restaurant level operating expenses:
Food, beverage and paper costs	6,937		26,396							33,333
Labor and related expenses	6,590		31,861							38,451
Other operating expenses	6,330		23,316							29,646
Occupancy and related expenses	2,740		11,184							13,924
General and administrative expenses	7,782		10,181	3,200	4	(g)				21,163
Store closure costs	—		3,436							3,436
Share-based compensation expense	818		1,005							1,823
Depreciation and amortization expense	1,410		13,393	(319)	4	(b)	7,218	4	(i)	21,702
Brand development and co-op advertising expense	2,317		2,203							4,520
Gain on disposal of property and equipment	(2)		—							(2)

TOTAL OPERATING EXPENSES	34,922		122,975	2,881			7,218			167,996

OPERATING LOSS	(640)		(15,815)	(2,881)			(7,218)			(26,554)
Gain on extinguishment of debt	791		—							791
Gain on change in value of warrant liability	5,597		—							5,597
Change in fair value of redeemable preferred stock	—		—	(4,102)	4	(c)				(4,102)
Interest expense	(131)		(3,685)	(51)	4	(e)				(3,867)
Other expenses	—		(1,678)	742	4	(f)				(936)

Income (loss) before income taxes	5,617		(21,178)	(6,292)			(7,218)			(29,071)
Income benefit (expense)	366		524	548	4	(h)	1,877	4	(j)	3,315

Net Income (loss)	5,983		(20,654)	(5,744)			(5,341)			(25,756)
Net Income Attributable to Non-Controlling
Interests	$20		—							$20

Net Income (loss) Attributable to common shareholders and Controlling Interests	$5,963	(1)	$(20,654)	$(5,744)			$(5,341)			$(25,776)

Weighted average common shares outstanding
Basic	17,541,838		—	3,362,424	4	(d)				20,904,262
Diluted	21,426,115		—	—			—			20,904,262
Net (loss) income per common share
Basic	$0.30	(1)								$(1.01)
Diluted	$(0.01	)(1)								$(1.01)

*	See Note 1.
(1)	Basic and diluted earnings per share for BurgerFi computed only for the successor period as defined in Note 1, where net income available to common shareholders was approximately $5,348,000.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of presentation

The Pro Forma Financial Statements are derived from the historical financial statements of BurgerFi and Hot Air to give effect to the Transaction with Hot Air. The Pro Forma Statements of Operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give effect to the Transaction as if it had occurred on January 1, 2020. The Pro Forma Statement of Operations for the year ended December 31, 2020 also gives effect to the OPES Merger as if it had occurred on January 1, 2020. The Pro Forma Balance Sheet as of June 30, 2021 gives effect to the Transaction as if it had occurred on June 30, 2021.

Hot Air’s fiscal year ends on the Monday closest to December 31. The Hot Air consolidated balance sheet presented herein is as of July 5, 2021. The Hot Air consolidated statements of operations presented herein are for the interim period from January 5, 2021 to July 5, 2021 and for the fiscal year from December 31, 2019 to January 4, 2021 (a 53-week period). The revenue and income for these fiscal periods are not materially different from what would be reported for the fiscal periods used by BurgerFi.

The Pro Forma Financial Statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States (“U.S. GAAP”). The acquisition method of accounting is dependent upon certain valuations and other studies that are pending. The final determination of fair value of assets acquired and liabilities assumed could result in material changes to the Pro Forma Financial Statements.

In order to prepare the Pro Forma Financial Statements, BurgerFi performed a preliminary review of Hot Air accounting policies to identify significant differences from BurgerFi’s accounting policies used to prepare BurgerFi’s historical financial statements and no significant differences were noted. BurgerFi will conduct an additional review of Hot Air’s accounting policies to determine if differences in accounting policies require further adjustment or reclassification of Hot Air’s results of operations, assets or liabilities to conform to BurgerFi’s accounting policies and classifications. As a result of that review, BurgerFi may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on its future consolidated financial statements.

The Pro Forma Financial Statements are preliminary, provided for illustrative purposes only and do not purport to represent what the combined Company’s actual consolidated results of operations or consolidated financial position would have been had the Transaction occurred on the date assumed, nor are they indicative of the combined Company’s future consolidated results of operations or financial position. The actual results reported in periods following the Transaction may differ significantly from those reflected in these Pro Forma Financial Statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these Pro Forma Financial Statements and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the Transaction.

As a result of the OPES Merger, BurgerFi’s historical financial statement presentation for the fiscal year ended December 31, 2020 distinguished BurgerFi’s financial performance into two distinct periods, the period up to the closing date of the OPES Merger (labeled “Predecessor” in BurgerFi’s historical financial reporting for the year ended December 31, 2020, which included the period from January 1, 2020 through December 15, 2020) and the period including and after that date (labeled “Successor” in BurgerFi’s historical financial reporting for the year ended December 31, 2020, which included the period from December 16, 2020 through December 31, 2020). For purposes of reporting on the Pro Forma Statement of Operations for the year ended December 31, 2020, the financial performance of both respective periods has been combined and presented cumulatively herein as the combined BurgerFi Statement of Operations for the year ended December 31, 2020. The historical LLC equity structure of BurgerFi for the Predecessor period did not include outstanding member units and as such, earnings per share information for the year ended December 31, 2020 only includes the Successor period.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

The following table reflects BurgerFi’s combined Consolidated Statement of Operations for the year ended December 31, 2020, which included the predecessor period from January 1, 2020 through December 15, 2020, and the successor period from December 16, 2020 through December 31, 2020:

(in thousands, except for per share data)	Successor Period (December 16, 2020 through December 31, 2020)	Predecessor Period (January 1, 2020 through December 15, 2020)	Combined
REVENUE
Restaurant sales	$1,350	$23,966	$25,316
Royalty and other fees	255	6,116	6,371
Terminated franchise fees	—	693	693
Royalty - brand development and co-op	74	1,441	1,515
Initial franchise fees	25	362	387

TOTAL REVENUE	1,704	32,578	34,282
Restaurant level operating expenses:			—
Food, beverage and paper costs	370	6,567	6,937
Labor and related expenses	321	6,269	6,590
Other operating expenses	323	6,007	6,330
Occupancy and related expenses	33	2,707	2,740
General and administrative expenses	857	6,925	7,782
Share-based compensation expense	818	—	818
Depreciation and amortization expense	348	1,062	1,410
Brand development and co-op advertising expense	34	2,283	2,317
Gain on disposal of property and equipment	—	(2)	(2)

TOTAL OPERATING EXPENSES	3,104	31,818	34,922

OPERATING LOSS	(1,400)	760	(640)
Gain on extinguishment of debt	791	—	791
Gain on change in value of warrant liability	5,597	—	5,597
Interest expense	(6)	(125)	(131)
Other expenses	—	—	—

Income before income taxes	4,982	635	5,617
Income benefit	366	—	366

Net Income	5,348	635	5,983
Net Income Attributable to Non-Controlling Interests	—	20	20

Net Income Attributable to common shareholders and Controlling Interests	$5,348	$615	$5,963

Weighted average common shares outstanding
Basic	17,541,838	—	17,541,838
Diluted	21,426,115	—	21,426,115
Net (loss) income per common share
Basic	$0.30	—	$0.30
Diluted	$(0.01)	—	$(0.01)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 2. Calculation of preliminary estimated purchase price

The calculation of the preliminary estimated purchase price presented below is based on the terms of the acquisition. The Pro Forma Financial Statements include various assumptions, including those related to the Company’s shares to be issued in connection with the acquisition and the fair value of BurgerFi’s stock. The actual purchase price may be materially different from the estimated purchase price. The calculation of the estimated purchase price is as follows (in thousands, except for share and per share amounts):

Total BurgerFi common shares issued*	2,952,900
BurgerFi share price**	$8.31

Estimated fair value of common stock issued	$24,539
Estimated fair value of preferred stock issued	$53,000
Estimated fair value of assumed stock options***	$3,403

Total estimated fair value of stock issued	$80.942

*

Common shares are calculated based on the 30-day volume-weighted average price per share (with a per day cap of $14.25 per share and a minimum per day of $10.25) the 30-day period prior to the closing date .

**	BurgerFi’s closing stock price as of November 2, 2021
***

Represents the estimated fair value of Hot Air’s in-the-money outstanding stock options that were converted to common stock of BurgerFi (“Option Consideration Shares”) attributable to pre-combination service recorded as part of the purchase consideration.

The actual purchase price was subject to adjustment at closing based on the difference between the actual net indebtedness, as defined in the Stock Purchase Agreement, of Hot Air at the closing date and $75.6 million (subject to further adjustment based on net indebtedness 30 days after close). It was also subject to adjustment at closing based on the amount of Leakage, defined in the Stock Purchase Agreement as transaction costs paid by Hot Air. The Leakage at closing was $3.8 million, which effectively reduced the assumed number of shares of common stock issued, as noted in the table above.

The $53.0 million is an estimate of the fair value of the preferred stock. The terms of the preferred stock include the future accrual of dividends beginning upon the earlier of (1) June 15, 2024 and (2) the date on which Hot Air’s lenders are refinanced or repaid in full. From and after this date, dividends will accrue on paid-in-kind (PIK) and cumulative basis at 7% per annum, compounded quarterly, increasing at 0.35% per quarter with no maximum interest rate. In the event Hot Air’s bank debt is refinanced or repaid in full prior to June 15, 2024 and the preferred stock is not redeemed in full, the dividend rate will be 5% per annum, compounded quarterly, until June 15, 2024, at which time the dividend rate will resume to 7%. In the event BurgerFi fails to timely redeem the preferred stock as required by the following paragraph, the dividend rate will increase to the lesser of (a) 10% (increasing by an additional 0.35% each quarter thereafter) or (b) the maximum rate allowed under applicable law, unless waived by a majority of the holders of the preferred stock.

At any time upon BurgerFi’s election or upon a Deemed Liquidation Event (including a change of control) or Qualified

Financing, as defined in the Certificate of Designation, the preferred stock will be redeemable at a per share amount equal to the Series A original issue price ($25.00 per share, adjusted for any stock dividend, split or similar event) plus any accrued and unpaid dividends for each share held. In addition, the preferred stock will be mandatorily redeemable upon the sixth anniversary of the closing date (November 3, 2021).

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 3. Preliminary Purchase Price Allocation

A preliminary purchase price allocation has been used to prepare the pro forma adjustments described in Note 4. The final purchase price allocation will be determined when the Transaction has been completed and BurgerFi has finished the detail valuations and necessary calculations, which will require engaging a third party valuation firm. For purposes of the Pro Forma Financial Statements, for tangible assets and liabilities, BurgerFi used the carrying values as reported in the audited historical financial statements of Hot Air, as they are expected to approximate fair value, with the exception of the related party note payable (see Note 4). For intangible assets, management developed a preliminary estimate of fair value, however, the final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of inventories and property and equipment, (2) changes in allocations to intangible assets, such as trade names, liquor licenses, and proprietary processes as well as goodwill and (3) other changes to assets and liabilities. Additional intangible asset classes may be identified during the valuation process. In addition, the number of shares of common and preferred stock to be issued will depend on the final net indebtedness balance, which will be determined within 30 days following the closing date.

The following table summarizes the preliminary allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities as of June 30, 2021 (in thousands except share and per share amounts):

Common stock (2,952,900 shares x $8.31 per share)	$24,539
Preferred stock (2,120,000 shares x $25.00 per share)	53,000
Option consideration shares	3,403

Total purchase price consideration	$80,942

Estimated fair value of assets:
Cash	$6,379
Accounts receivable	679
Inventories	994
Prepaid expenses	1,548
Deposits	468
Property and equipment	16,288

26,356
Estimated fair value of liabilities assumed:
Accounts payable, accrued expenses and other current liabilities	9,690
Bank debt	68,955
Related party note payable	9,291
Other long-term liabilities	11,418

99,354
Net tangible assets	(72,998)
Intangible assets	68,115
Goodwill	85,825

Total consideration	$80,942

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 4. Pro forma adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Hot Air Pro Forma Adjustments

(a)

Reflects the elimination of Hot Air’s historical goodwill and the preliminary estimate of goodwill recognized as a result of the Transaction, which represents the amount by which the estimated consideration transferred exceeds the fair value of Hot Air’s assets acquired and liabilities assumed, based on the preliminary purchase price allocation.

(b)

Reflects the adjustment of historical intangible assets acquired by BurgerFi to their estimated fair values. As part of a preliminary analysis, BurgerFi identified intangible assets, including tradename, liquor licenses, proprietary process and below-market leases. Since all information required to perform a detailed valuation analysis of Hot Air’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma financial statements, management used readily available assumptions in arriving at the preliminary estimates of fair value, which will be subject to material change upon the completion of the preliminary purchase price allocation.

The following table summarizes the estimated fair values of Hot Air’s identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life In Years	Year Ended December 31, 2020 Amortization Expense	Six Months Ended June 30, 2021 Amortization Expense
Trade name	$58,160	10	$5,816	$2,908
Liquor licenses	5,656	Indefinite	—	—
Proprietary processes	3,383	5	677	338
Lease valuations	916	5	183	92

	$68,115
Historical amortization expense			(6,995)	(3,302)

Pro forma adjustments to amortization expense			$(319)	$36

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts BurgerFi will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $0.8 million, assuming an overall weighted average life of 9 years.

(c)

Represents the elimination of the historical equity of Hot Air and the issuance of common and preferred shares of BurgerFi to finance the acquisition. The adjustment to additional paid-in capital is summarized as follows:

($ in millions)
Net equity proceeds from the issuance of 2,952,900 common shares	$24.5
Estimated fair value of option consideration shares	3.4
Less: historical Hot Air, Inc. additional paid-in capital as of June 30, 2021	(126.3)

Pro forma adjustment to additional paid-in capital	$(98.4)

The Hot Air accumulated deficit of $88.2 million was eliminated.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Since the terms of the preferred stock call for mandatory redemption six years after closing, the $53 million of preferred stock has been classified as a liability. The changes in fair value of $2.5 million and $4.1 million are recorded in the pro forma statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

BurgerFi will assume Hot Air’s stock options for continuing employees under the Stock Purchase Agreement. Hot Air stock options were exchanged for Option Consideration Shares of BurgerFi. The estimated fair value at close was $3.4 million. Since the stock options essentially became 100% vested at close, and relate to pre-combination service, no adjustment to share-based compensation expense has been included in the pro forma statements of operations.

(d)	Represents the increase in the weighted average shares in connection with the issuance of 2,952,900 shares of common stock to finance the acquisition and 409,524 Option Consideration Shares.

(e)

BurgerFi paid down approximately $8.3 million of Hot Air’s outstanding debt at closing pursuant to the terms of the Transaction. Interest expense of $0.2 million and $0.4 million has been adjusted to reflect the debt principal reduction in the pro forma statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

The related party note payable has no stated interest rate. The estimated fair value is approximately $9.3 million based on the net present value using a discount rate of 4.5%. Therefore, the pro forma balance sheet includes an adjustment of $0.7 million to reduce the related party note payable balance to its estimated fair value. The Pro Forma Statements of Operations include adjustments to increase interest expense by $0.2 million and $0.4 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, relating to imputed interest.

(f)

Other long-term liabilities within the Pro Forma Balance Sheet includes an adjustment of $3.3 million, which represents accrued management fees. The accrued management fees will be forgiven by the stockholders of Hot Air and therefore not assumed by BurgerFi as part of the transaction. In addition, the Pro Forma Statements of Operations include adjustments to other expense of $0.3 million and $0.7 million for the six months ended June 30, 2021 and the year ended December 31, 2021, respectively, which represent the management fee expense recorded by Hot Air during those periods.

The pro forma adjustments do not include any adjustment to deferred income tax liabilities related to any potential fair value adjustments to non-deductible intangible assets. The estimate of deferred income tax balances will be subject to material change based on the final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(g)

BurgerFi has incurred acquisition costs related to the transaction of approximately $3.2 million for the period from July 1, 2021 through November 3, 2021. Because these costs are required to be expensed as incurred, they are charged to retained earnings as of June 30, 2021. The pro forma statement of operations for the year ended December 31, 2020 includes an adjustment to general and administrative expenses. Approximately $0.5 million has been paid through the closing date and reflected as a reduction of cash in the Pro Forma Balance Sheet and $2.7 million has been accrued and reflected as such in the Pro Forma Balance Sheet.

(h)

Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 25%, excluding the change in fair value of preferred stock, which represents a permanent difference for tax purposes.

OPES Pro Forma Adjustments

(i)

Represents the amortization of intangible assets of $7.2 million related to the OPES acquisition of BurgerFi. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as other factors. Factors considered include contractual life, the period

Notes to Unaudited Pro Forma Condensed Combined Financial Information

of which a majority of cash flow is expected and/or management’s view based on historical experience with similar assets.

($ in thousands)
Franchise agreements	$24,839	7
Trade names / trademarks	83,033	30
Liquor license	235	Indefinite
Reef Kitchens license agreement	8,882	10
VegeFi product	135	10

	$117,124

(j)

Represents the related effect on deferred income taxes for the amortization expense noted in (i) above (assuming a blended federal and state tax rate of 26%) of $1.9 million for the year ended December 31, 2020.

Note 5. Reclassifications

BurgerFi has made certain reclassifications to the Hot Air historical balance sheet as of June 30, 2021 and statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 to conform to BurgerFi’s presentation, as detailed below:

(a)	Accounts receivable of approximately $679,000 included within prepaid and other current assets in Hot Air’s historical balance sheet is presented as a separate line on the Pro Forma Balance Sheet.

(b)

Short-term accrued expenses of approximately $5,038,000 included in accounts payable and accrued expenses within Hot Air’s historical balance sheet is presented as a separate line on the Pro Forma Balance Sheet.

(c)

Brand development and co-op advertising expense of approximately $2,040,000 and $2,203,000 for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, included in other operating expenses in Hot Air’s historical statements of operations is presented as a separate line on the Pro Forma Statements of Operations.

(d)

Pre-opening expenses of approximately $496,000 for the year ended December 31, 2020, included as a separate line in Hot Air’s historical statement of operations is presented within other operating expenses on the Pro Forma Statement of Operations.

(e)

Store closure costs of approximately $135,000 for the six months ended June 30, 2021, included as a separate line in Hot Air’s historical statement of operations is presented within general and administrative expenses on the Pro Forma Statement of Operations.